Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements on Form S-8 (File Nos. 333-57577, 333-61780, 333-34261, 333-108163 and 333-120906) of our report relating to the financial statements of The Phase II-IV Clinical Services Business dated November 1, 2006, appearing in the Current Report on Form 8-K/A of Kendle International, Inc. to be filed on or about November 1, 2006.
Cincinnati, Ohio
November 1, 2006